SCHEDULE 14A INFORMATION
DEFINITIVE NOTICE AND PROXY STATEMENT
PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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____ Definitive additional materials.
____ Soliciting material under Rule 14a-12.

National Health Investors, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing fee (check the appropriate box):
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 2, 2006
4:30 PM CDT

To Our Shareholders:

We cordially invite you to attend the Annual Meeting of the Shareholders (the "Meeting") of National Health Investors, Inc. ("NHI" or the "Company"). It will be held at the Center for the Arts, 110 W. College Street, Murfreesboro, Tennessee on Tuesday, May 2, 2006, at 4:30 p.m. CDT, for the following purposes:

1. To reelect one director; and

2. To ratify Amendment No. 1 to the 2005 Stock Option, Restricted Stock and Stock Appreciation Rights Plan (the "Amendment"); and

3. To ratify the Audit Committee's selection of BDO Seidman, LLP as our independent registered public accounting firm for the year ending December 31, 2006; and

4. To transact such other business as may properly come before the Meeting or any continuances of it.

The nominee for reelection as a director is Robert T. Webb. He currently serves as a director of the Company.

The Board of Directors has fixed the close of business on Friday, March 3, 2006, as the record date (the "Record Date") for the determination of shareholders who are entitled to vote at the Meeting, including any continuances.

We encourage you to attend the Meeting. Whether you are able to attend or not, we urge you to indicate your vote on the enclosed proxy card:

FOR the reelection of Mr. Webb; and

FOR the ratification of the Amendment; and

FOR ratification of the Audit Committee's selection of BDO Seidman, LLP as our independent registered public accounting firm for the year ending December 31, 2006.

Please sign, date and return the proxy card promptly in the enclosed envelope. If you attend the Meeting, you may vote in person even if you have previously mailed a proxy card.

Richard F. LaRoche, Jr.
Director
March 21, 2006
Murfreesboro, Tennessee

NATIONAL HEALTH INVESTORS, INC.
100 Vine Street
Murfreesboro, Tennessee 37130

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 2, 2006

The accompanying proxy is solicited by the Board of Directors of National Health Investors, Inc. to be voted at the Annual Meeting of the Shareholders to be held on Tuesday, May 2, 2006, commencing at 4:30 p.m. CDT and at any continuances of the Meeting. The Meeting will be held at the Center for the Arts, 110 W. College Street, Murfreesboro, Tennessee. It is anticipated that this proxy material will be mailed on or about March 21, 2006, to all shareholders of record on Friday, March 3, 2006 (the "Record Date").

A copy of the Annual Report of the Company on Form 10-K for the year ended December 31, 2005, including audited financial statements, is also enclosed.

You have the power and right to revoke the proxy at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company (i) a written revocation, or (ii) your proxy bearing a later date than the prior proxy. Furthermore, if you attend the Meeting, you may elect to vote in person thereby canceling the proxy.

How We Count the Votes

* Shares of common stock represented in person or by proxy at the Meeting (including shares which abstain or do not vote with respect to one or more of the matters presented at the Meeting) will be tabulated by the Company's Secretary who will determine whether or not a quorum is present.

* Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular matter, but will not be counted as votes in favor of such matter. Accordingly, an abstention from voting on the election of a director will have the same legal effect as a vote "against" the matter even though the shareholder or interested parties analyzing the results of the voting may interpret such vote differently.

* If a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Accordingly, a "broker non-vote" may effect establishment of a quorum, but, once a quorum is established, will have no effect on the voting on such matter.

* A majority of the issued and outstanding shares of common stock entitled to vote constitutes a quorum at the Meeting. The affirmative vote of the holders of a majority of the votes cast at the Meeting is required for the election of directors and for approval of the Amendment. Shareholder approval is not required for ratification of the Audit Committee's selection of BDO Seidman LLP as our independent registered public accounting firm.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The Board of Directors has fixed the close of business on Friday, March 3, 2006, as the Record Date. The outstanding voting securities of the Company as of December 31, 2005, consisted of 27,830,439 shares of common stock, par value $.01 per share ("Common Stock"). Shareholders of record as of the Record Date are entitled to notice of and to vote at the Meeting or any continuances. Each holder of the shares of Common Stock is entitled to one vote per share on all matters properly brought before the Meeting. Shareholders are not permitted to cumulate votes for the purpose of electing directors or otherwise.

The following information is based upon (a) filings made by the persons or entities identified below with the Securities and Exchange Commission (the "SEC"). Except as set forth below, on December 31, 2005, no person was known to us to own beneficially more than 5% of the outstanding Common Stock:

	Shares	Percent of
Name and Address	Beneficially Owned on	Outstanding Shares on
of Beneficial Owner	Dec. 31, 2005	Dec. 31, 2005 (1)
W. Andrew Adams	2,758,515	9.9%
100 Vine Street, Suite 1200
Murfreesboro, TN 37130
Barclays Global Investors	1,526,489 (2)	5.5%
Japan Trust & Banking Co. Ltd.
Ebisu Prime Sq. Tower, 8th Floor; 1-1-39 Hiroo Shibuya-Ku; Tokyo 150-0012 Japan
(1) This is ownership as defined by the SEC and not as defined in real estate investment trust regulations.
(2) These shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

DIRECTORS AND EXECUTIVE OFFICERS OF REGISTRANT

NHI is managed by its five person Board of Directors. A director may be removed from office for cause only. Officers serve at the pleasure of the Board of Directors for a term of one year. The following table gives information about our directors and executive officers:

			Expiration	Common Stock	Percent of
			of term as	Beneficially	Shares
			Director (1)	Owned at	Outstanding
Name & Address	Age	Position	or Officer (2)	12/31/05(4)	12/31/05
W. Andrew Adams	60	Director,	2008	(3) 2,758,515	9.9%
100 Vine Street, Suite 1200		President
Murfreesboro, TN 37130
Richard F. LaRoche, Jr.	60	Director	2007	588,476	2.1%
2103 Shannon Drive
Murfreesboro, TN 37129
Robert A. McCabe, Jr.	55	Director	2008	16,028	*
211 Commerce St., Ste. 300
Nashville, TN 37201
Robert T. Webb	61	Director	2006	202,890	*
141 E. MTCS Road
Murfreesboro, TN 37129
Ted H. Welch	72	Director	2007	84,797	*
611 Commerce St., Ste. 2920
Nashville, TN 37203
Donald K. Daniel	59	Senior Vice	-	153,452	*
100 Vine St., Ste. 1200		President &
Murfreesboro, TN 37130		Controller
Kenneth D. DenBesten	53	Senior Vice	-	61,805	*
100 Vine St., Ste. 1200		President,
Murfreesboro, TN 37130		Finance
Charlotte A. Swafford	58	Senior Vice	-	449,951	1.6%
100 Vine St., Ste. 1100		President &
Murfreesboro, TN 37130		Treasurer
All Directors and Exec. Officers				4,315,914	15.5%
as a group-8 people
* Less than 1%
(1) All directors except Mr. McCabe were first elected in 1991. Mr. McCabe was initially elected in 2001.
(2) All officers serve one year terms.
(3) Mr. W. A. Adams expressly disclaims ownership in 222,307 shares which are owned by a private foundation of which he is a director.
(4) Except as otherwise noted, all shares are owned beneficially with sole voting and investment power. Included in the amounts above are 45,000 shares to Mr. LaRoche, 15,000 to Mr. McCabe, 30,000 to Mr. Webb and 45,000 to Mr. Welch ,
any or all of which may be acquired upon the exercise of stock options granted under the Company's 1997 Stock Option
Plan.

W. Andrew Adams (President and Director) has been President and a director of the Company since its inception in 1991. Through an entity solely owned by Mr. Adams, he provides all operating services and personnel to the Company. Mr. Adams was also President and CEO of National HealthCare Corporation ("NHC") until he resigned those positions in 2004, remaining as Chairman of the Board. He has also served National Health Realty, Inc. ("NHR") since 1997 as President and Chairman of the Board, resigning his position as President in November 2004. Mr. Adams serves on the Board of Directors of SunTrust Bank in Nashville, Tennessee. He received his B.S. and M.B.A. degrees from Middle Tennessee State University.

Richard F. LaRoche, Jr. (Independent Director) has been a director of the Company since its inception in 1991. Mr. LaRoche was Senior Vice President, Secretary and General Counsel of NHC through May 2002. He served in similar positions with NHR. Mr. LaRoche is a board member of NHC, NHR, Trinsic, Inc. (Audit Committee Chairman) and Lodge Manufacturing Company (privately owned). He received a J.D. from Vanderbilt University and an A.B. from Dartmouth College. Mr. LaRoche retired from all management responsibilities with NHC, NHI and NHR in May 2002.

Robert A. McCabe, Jr. (Independent Director) has served as a director of the Company since February 2001. Mr. McCabe is currently Chairman of Pinnacle Financial Partners in Nashville, Tennessee, but spent substantially all of his business life (March 1976 - October 1999) as a senior officer of First American National Bank or its subsidiaries. His most recent positions were as Vice Chairman of the holding company and President of First American Enterprises. Mr. McCabe received his M.B.A. from the University of Tennessee and graduated from the Advanced Management Program of Harvard Business School. He serves as Chairman of the Cheekwood Botanical Gardens and Museum of Art, and serves on the Board of Directors of Boy Scouts of America (Chairman - Middle Tennessee Council), Ensworth School, SSC Service Solutions and PBIZ, Inc. (Audit Committee Chairman). Mr. McCabe is Chairman of NHI's Audit Committee, and is a member of both the Compensation Committee and Nominating and Corporate Governance Committee.

Robert T. Webb (Independent Director) has served as a director of the Company since its inception in 1991. Mr. Webb is the owner of commercial buildings and rental properties in the Middle Tennessee area and is a subdivision developer. Additionally, Mr. Webb is the President and principal owner of Webb's Refreshments, Inc., which has been in operation serving the Middle Tennessee area since 1976. He attended David Lipscomb College and received a B.A. in business marketing from Middle Tennessee State University in 1969. Mr. Webb is Chairman of NHI's Nominating and Corporate Governance Committee, and is a member of both the Audit Committee and Compensation Committee.

Ted H. Welch (Independent Director) has served as a director of the Company since its inception in 1991. Mr. Welch serves on the Board of Directors of FirstBank, SSC Service Solutions and the U.S. Chamber of Commerce. Mr. Welch received a B.S. from the University of Tennessee at Martin, attended the Graduate School of Management at Indiana University, and has received an Honorary Doctorate degree from Freed-Hardeman University. Mr. Welch is Chairman of NHI's Compensation Committee, and is a member of both the Audit Committee and Nominating and Corporate Governance Committee.

The following officers perform their services as a result of a contract between NHC and Mr. Adams' company, Management Advisory Source, LLC:

Donald K. Daniel (Senior Vice President & Controller) joined NHC (the Company's Investment Advisor through October 31, 2004) in 1977 as Controller, and has served NHI in that capacity since 1991. He received a B.A. degree from Harding University and an M.B.A. from the University of Texas.

Kenneth D. DenBesten (Senior Vice President, Finance) joined NHC in 1992 and has served NHI in that capacity since then. From 1987 to 1992 he was employed by Physicians Health Care, ultimately as Chief Operating Officer. From 1984 to 1986, he was employed by Health America Corporation as Treasurer, Vice President of Finance and Chief Financial Officer. Mr. DenBesten received a B.S. in business administration and an M.S. in finance from the University of Arizona.

Charlotte A. Swafford (Senior Vice President & Treasurer) has been Treasurer of NHC since 1985, and since then has served NHI in that capacity. She joined NHC in 1973 and has served as Staff Accountant, Accounting Supervisor and Assistant Treasurer. She has a B.S. degree from Tennessee Technological University.

Board of Directors and Committees of the Board

The Board of Directors held six meetings during 2005. All directors were present at the meetings of the Board and committees on which they served. The Company strongly urges, but does not require, directors to attend the Annual Meeting, and at the 2005 Annual Meeting all directors were in attendance. The Board has identified Messrs. McCabe, Webb, Welch and LaRoche as independent directors pursuant to New York Stock Exchange Rule 303A.02, and the first three serve on the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee. The Company contracted with NHC to act as its Investment Advisor until November 1, 2004, and thereafter has contracted with Management Advisory Source, LLC ("Management Source" or the "Investment Advisor"), formerly known as HealthCare Advisors, LLC, which is wholly owned by Mr. W. Andrew Adams to act as its Investment Advisor. One responsibility of the Investment Advisor is to employ and compensate all officers and employees. The Nominating and Corporate Governance Committee met on January 26, 2006 to nominate Robert T. Webb for reelection at the Annual Meeting.

In 2004 the Board commenced negotiating with NHC for the extension of the lease between NHI and NHC. NHC is the Company's largest tenant and its current lease expires December 31, 2006. The current lease contained a five year extension at fair rental value. The NHI Board created an "Independent Directors Committee" comprised of Mr. McCabe, Mr. Webb and Mr. Welch to negotiate with an independent directors committee formed by NHC. Mr. Welch served as its chairman. During 2005 the Independent Directors Committee met three times with its final meeting being in a joint session with the NHC independent directors on December 14, 2005. At this final meeting, the directors reached agreement which they both recommended approval to their respective full boards of a fifteen year lease extension commencing January 1, 2007, the details of which are provided in the Company's Annual Report being mailed with this proxy statement.

The Board has formed and chartered three subcommittees, the charters being published on NHI's website at www.nhinvestors.com. Each committee is comprised of three independent directors, and each committee is submitting a report in this proxy statement. Each committee adopted its respective charter, which provides that the committees shall elect chairmen. These committee meetings serve as the vehicle for regularly scheduled Executive Sessions of the non-management directors. A presiding officer is elected by the non-management Board members at each Executive Session meeting that is held.

The Audit Committee and independent directors have adopted procedures to receive and address complaints regarding accounting, internal control, and auditing issues. The full Board has adopted the NHI Code of Business Conduct and Ethics and the NHI Valuesline, which are described both on the Company's website and in this proxy under the heading "Shareholder Communications."

Finally, we note that Mr. LaRoche and all three members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee meet the S/O Act, SEC and NYSE definition of "independent board member"; additionally, the chairman of the Audit Committee, Mr. McCabe, meets the SEC's definition of "Audit Committee financial expert," and all three Audit Committee members are "financially literate" as required by the NYSE rules.

COMMITTEE REPORTS

The Audit Committee, which met formally four times in 2005, has filed the following report for inclusion in this proxy:

Report of the Audit Committee

During 2005 the Audit Committee reviewed the Company's financial reporting process on behalf of the Board of Directors and shareholders. Management has the primary responsibility for the preparation of financial statements in the reporting process. The Audit Committee retained BDO Seidman, LLP ("BDO") as the independent registered public accounting firm to audit the company's financial statements for the year ended December 31, 2005, and separately to provide the required "attestation" of the Company's Internal Control Processes and Procedures (hereinafter "Section 404 Review") At the 2005 Annual Meeting, shareholders ratified the Audit Committee's selection of BDO as the independent registered public accounting firm for the year ending 12/31/05. The Company's independent registered public accounting firm is responsible for expressing an opinion on the conformity of NHI's audited financial statements with accounting principles generally accepted in the United States, as well as attesting to the effectiveness of NHI's Section 404 Review.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements, which are included in the materials accompanying this proxy statement. It also meets quarterly in executive session with the Company's Section 404 Compliance Officer and BDO. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) and as required by SEC and NYSE rules. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. As a matter of practice, each Audit Committee meeting contains an Executive Session during which Mr. Adams and NHI personnel are absent. The aggregate fees billed for 2005 for each of the following categories of services are set forth below:

	2004	2005
Audit Fees (review of the Company's financial statements included in Form 10-Q, audit	$160,000	$122,330
of annual financial statements and Sarbanes-Oxley Section 404 attestation services)
Audit-Related Fees (assurance and related services to the audit)	-0-	-0-
Tax Fees (tax compliance, tax advice and tax planning)	-0-	-0-
All Other Fees	-0-	-0-

We were not billed for any other services for fiscal year 2005.

The Audit Committee's Pre-Approval Procedure requires the full Audit Committee to pre-approve any transaction with the independent registered public accounting firm, which was done. In reliance on the reviews and discussions referred to above and the Restated Audit Committee Charter and legal requirements applicable for 2005, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements and Section 404 Attestation Report be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission and distribution to our shareholders.

The members of the Audit Committee are listed below. Each has been determined to be independent pursuant to New York Stock Exchange Rule 303.01 and Rule 303A.02.

Submitted by the National Health Investors, Inc. Audit Committee.

Robert A. McCabe, Jr., Chairman
Robert T. Webb
Ted H. Welch

Report of the Compensation Committee

The Compensation Committee consists of directors Robert A. McCabe, Jr., Robert T. Webb and Ted H. Welch. The Compensation Committee adopted a formal charter complying with the NYSE rules on January 26, 2004, and has published this charter on our website. NHI entered into an Advisory Agreement with the Investment Advisor, an entity wholly owned by W. Andrew Adams (the "Advisory Agreement"), which provides for the Advisor to provide all necessary and appropriate services normally and customarily performed by employees, and to set compensation therefor and which is to be paid solely from the fees paid to the Advisor pursuant to its Advisory Agreement with the Company. The Compensation Committee does not determine the compensation paid to its officers. The Company's Investment Advisor determines such compensation in accordance with the Advisory Agreement. The details of this Advisory Agreement and the fees paid thereunder are more specifically described in "Certain Relationships and Related Transactions" in this proxy statement and in the Company's Annual Report which is enclosed with this proxy statement. Accordingly, the Compensation Committee's duty is to recommend approval of the terms of the fees paid pursuant to the Advisory Agreement to the NHI Board. The Compensation Committee also determines any grants awarded to its officers under the NHI 2005 Stock Option, Restricted Stock and Stock Appreciation Rights Plan, however, no grants were awarded under this plan in 2005. Further meetings were deemed unnecessary during 2005 because all compensation during 2005 was determined in accordance with the Advisory Agreement. The Compensation Committee met in separate session on January 26, 2006, and ratified and affirmed the continuation of the Advisory Agreement in accordance with its original terms and conditions, which includes the right of termination without cause by either party on ninety days notice. This recommendation was adopted the same day by the full Board.

After careful consideration we feel that our Advisory Agreement and the compensation paid thereby are fiscally sound and productive and allow NHI to continue to improve its competitive position.

Submitted by the National Health Investors, Inc. Compensation Committee.

Ted H. Welch, Chairman
Robert A. McCabe, Jr.
Robert T. Webb

Report of the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee's responsibilities include providing assistance to the Board of Directors in identifying and recommending candidates qualified to serve as directors of the Company, to review the composition of the Board of Directors, to develop, review and recommend governance policies and principles for the Company and to review periodically the performance of the Board of Directors. The process followed by the Committee is to identify qualified individuals for Board membership and recommend them to the full Board for consideration. This includes all potential candidates, whether initially recommended from management, other Board members or shareholders of the Company. Nominations by shareholders should be sent to National Health Investors, Inc., 750 South Church Street, Suite B, Murfreesboro, Tennessee 37130, Attn: Nominating and Corporate Governance Committee. Any such nominations by shareholders shall include the candidate's name, together with appropriate biographical information of the candidate and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of the Company's Common Stock for at least one year as of the date the recommendation is made. If the appropriate biographical information is provided on a timely basis, the Committee will evaluate shareholder recommended candidates by following substantially the same process, and applying the same criteria, as it follows for candidates submitted by others.

In determining whether to recommend a candidate for the Board's consideration, the Committee looks at various criteria including experience, an understanding of the health care industry, real estate, finance and accounting. The principal qualification of a director is the ability to act successfully on the shareholders' behalf. The Committee then evaluates each nominee and does an internal rank ordering. Existing Board members are automatically considered by the Committee for a term renewal. The Company believes that the collective experience and qualifications of the directors should provide a variety of understanding and abilities that will allow the Board to fulfill its responsibilities. The Company has not paid a fee to any third party to identify, evaluate or assist in identifying or evaluating potential nominees. The Nominating and Corporate Governance Committee held one meeting on January 26, 2006, which resulted in the nomination of Mr. Webb for reelection to the Board. The motion to nominate Mr. Webb was made by Mr. Welch, seconded by Mr. McCabe, and unanimously passed. The Committee's nominee was assessed and chosen in accordance with the Committee charter principles, which charter is published on our website.

Submitted by the National Health Investors, Inc. Nominating and Corporate Governance Committee.

Robert T. Webb, Chairman
Robert A. McCabe, Jr.
Ted H. Welch

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS, EQUITY
COMPENSATION PLAN INFORMATION, AND CERTAIN TRANSACTIONS

Cash Compensation

During 2005, the four (4) independent directors received compensation for their Board service in the amount of $3,000 per meeting attended, plus options to purchase 15,000 shares of Company stock based on the closing price of NHI the day of its Annual Shareholders Meeting. This automatic grant of options to non-employee directors has previously been approved by our shareholders. The three Independent Directors Committee members additionally received $3,000 for each meeting attended for their services on that committee. Additionally, the Company reimburses all directors for travel expenses incurred in connection with their duties as directors of the Company.

In 2005 Management Advisory Source, LLC (NHI's Advisor) earned a total fee of approximately $3,600,000 for providing all services included under the terms in the Advisory Agreement. Management Source in turn contracted with NHC for the provision of all accounting and similar services that NHI's Advisor was to supply to NHI, including authorizing NHI to use Mr. Daniel and Mr. DenBesten as Senior Vice President & Controller and Senior Vice President, Finance, respectively, and Ms. Swafford as Senior Vice President & Treasurer. During 2003 and 2004 NHI contracted directly with NHC for these positions, plus the services of Mr. W. Andrew Adams as President. The compensation of these individuals during 2005 is based on Mr. Adams income from Management Source and the allocation by NHC of wages paid to Messrs. Daniel and DenBesten and Ms. Swafford. The amounts reported for 2003 and 2004 for all four officers were as previously allocated and paid by NHC.

TABLE I
NATIONAL HEALTH INVESTORS, INC.
SUMMARY COMPENSATION TABLE
2003 - 2005
Annual Compensation (1)					Long-Term Compensation
					Awards		Payouts
						Securities
				Other		Under-		All
				annual	Restricted	lying		Other
Name and				compen-	Stock	Options/	LTIP	Compen-
Principal		Salary	Bonus	sation	Award(s)	SARs	Payouts	sation
Position	Year	($)	($)(2)	($)	($)	(#)(3)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
W. Andrew	2005	-0-	(4)	(5)-0-	-0-	-0-	-0-	-0-
Adams, CEO &	2004	-0-	800,000	(5)-0-	-0-	-0-	-0-	-0-
President	2003	-0-	600,000	-0-	-0-	-0-	-0-	-0-
Donald K. Daniel,	2005	-0-	(4)	-0-	-0-	-0-	-0-	-0-
Sr. V.P. &	2004	-0-	100,000	-0-	-0-	-0-	-0-	-0-
Controller	2003	-0-	100,000	-0-	-0-	-0-	-0-	-0-
Kenneth D.	2005	-0-	(4)	-0-	-0-	-0-	-0-	-0-
DenBesten, Sr.	2004	-0-	100,000	-0-	-0-	-0-	-0-	-0-
V.P., Finance	2003	-0-	100,000	-0-	-0-	-0-	-0-	-0-
Charlotte A.	2005	-0-	(4)	-0-	-0-	-0-	-0-	-0-
Swafford, Sr. V.P.	2004	-0-	150,000	-0-	-0-	-0-	-0-	-0-
& Treasurer	2003	-0-	150,000	-0-	-0-	-0-	-0-	-0-
(1) Compensation deferred at the election of an executive has been included in columns (c) and (d).
(2) These officers may also receive bonuses from National HealthCare Corporation and National Health Realty, Inc., which are disclosed in those companies' proxy statements.
(3) These officers did not receive any stock options in 2005. They received stock options from NHI in 1999 in the following amounts: 30,000 - W. Andrew Adams; 10,000 - Donald K. Daniel; 20,000 -Kenneth D. DenBesten; and 10,000 - Charlotte
A. Swafford. These officers also received stock options from National Health Realty, Inc. in 1999 and National HealthCare
Corporation in 2004, which are disclosed in those companies' proxy statements. No other Restricted Stock Awards,
Options/SARs, or LTIP Payouts were given in 2003, 2004 or 2005.
(4) No bonuses have been declared or paid for 2005.
(5) NHI did not pay Mr. Adams any compensation directly. His compensation was paid by Management Advisory Source,
LLC ("Management Source") in 2004 and 2005 through the advisory fee paid to Management Source by NHI as disclosed in "Certain Relationships and Related Transactions - Advisory, Administrative Services and Facilities Agreement."

Equity Compensation Plan Information

The 1997 Stock Option Plan. The Company's grant or issuance of an incentive stock option under the 1997 Stock Option Plan has no federal income tax consequences to either the Company or the optionee. Nor do any federal income tax consequences occur to either the Company or the optionee upon the optionee's exercise of his or her incentive stock option and purchase of Common Stock up to $100,000 per year, except that the difference between the fair market value of the stock purchased, pursuant to the exercise of the option and the amounts paid upon the option's exercise (the "Spread"), would be included in the optionee's alternative minimum taxable income for alternative minimum tax purposes. For options purchased in excess of the $100,000 limit, or for options granted to non-employee directors, or which are not held for the time discussed in the next paragraph, the Spread is taxable as ordinary income to the optionee and deductible by the Company at the time of exercise.

After exercising the option, if the optionee holds the stock purchased for the requisite period under the Internal Revenue Code, then upon the optionee's disposition of the stock he or she will recognize capital gain (or loss) for federal income tax purposes on the amount of the difference between the optionee's cost and the net proceeds of the sale. The Company would not be entitled to a deduction upon such a disposition. To be entitled to such capital gains treatment, the optionee must not dispose of the underlying stock within two (2) years after the date the option is granted or one (1) year after the option is exercised.

If the optionee disposes of the stock prior to such time, then the optionee will recognize ordinary income in an amount equal to the lesser of (i) the difference between the sales proceeds and the optionee's cost, or (ii) the difference between the fair market value of the stock on the date of exercise and the optionee's cost. The balance of the gain on a premature disposition of the stock, if any, will be capital gain for federal income tax purposes. Such a premature disposition will entitle the Company to a deduction equal to the amount of ordinary income recognized by the optionee.

The 1997 Stock Option Plan permits options to be exercised for cash or by surrender of shares of Common Stock of the Company valued at the then fair market value. Unless otherwise specifically provided in the option agreement, no option shall be transferable, other than by will, family gift, or the laws of descent and distribution. All shares which may be issued under the plan and the exercise prices for outstanding options are subject to adjustment in the event that the number of outstanding shares of Common Stock will be changed by reason of stock splits, stock dividends, reclassifications or recapitalizations. In addition, upon a merger or consolidation involving the Company, participants are entitled to shares in the surviving corporation.

The 2005 Stock Option Plan. The 2005 Stock Option Plan is administered by the Board or the Compensation Committee of the Board (hereafter, the "Committee"). The maximum number of shares of Company common stock which may be awarded and delivered under the 2005 Stock Option Plan shall be equal to the sum of 1,500,000 shares of Stock. Options granted under the 2005 Stock Option Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code ("Code"), or non-statutory stock options. The 2005 Stock Option Plan also continues the long-standing automatic grant of non-statutory options to the disinterested directors of the Board. Pursuant to the terms of the Plan, disinterested directors will receive the option to purchase 15,000 shares once a year at the closing price of the shares on the date of the first annual shareholder meeting each year. The stock options are non-transferable except with Board approval and the maximum term is ten years from the date of grant. The Board is authorized to specify other terms and conditions of the grants. The options are granted at the fair market value of the Company's stock on the date of grant.

The Committee may grant Stock Appreciation Rights and Restricted Stock Awards under the 2005 Stock Option Plan. The terms and conditions of each SAR or Restricted Stock Award granted under the Plan shall be specified by the Committee, in its sole discretion, shall be set forth in a written agreement between the Company and the participant in such form as the Committee shall approve, and shall be clearly identified therein as a SAR or Restricted Stock Award.

Incentive stock options may be granted only to employees of the Company or its subsidiaries. Non-statutory stock options, restricted stock awards and stock appreciation rights awards may be granted under the 2005 Stock Option Plan to employees and consultants of the Company, its affiliates and subsidiaries, as well as to persons to whom offers of employment as employees have been granted.

The Committee will determine when options become exercisable. The means of payment for shares issued upon exercise of an award will be specified in each award agreement. Under the 2005 Stock Option Plan, the exercise price may be payable in cash or by tendering shares of stock acceptable to the Committee valued at fair market value as of the day of exercise, or in any combination thereof, as determined by the Committee; provided, however, unless otherwise determined by the Committee, no shares may be tendered unless such shares have been held by the participant for six (6) months or more. In addition, the Committee may permit a participant to elect to pay the Exercise Price upon the exercise of an incentive stock option or non-qualified stock option by irrevocably authorizing a third party to sell shares of stock (or a sufficient portion of the shares) acquired upon exercise of the incentive stock option or non-qualified stock option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise. For non-qualified stock options and stock received from restricted stock awards or upon the exercise of stock appreciation rights, the option holder or stock recipient must also pay the Company, at the time of purchase, the amount of federal, state, and local withholding taxes required to be withheld by the Company.

The federal income tax consequences to the Company and its employees of awards under the 2005 Stock Option Plan are complex and subject to change. There typically will be no federal income tax consequences to a participant or to us upon the grant of an incentive stock option. If the participant holds shares acquired through the exercise of an incentive stock option for the later of two years after the date the option was granted or one year after exercise of the option, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the participant disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he/she will realize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount, subject to certain limitations under Section 162(m) of the Internal Revenue Code. While the exercise of an incentive stock option does not result in current, taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the participant's alternative minimum tax income.

 Non-qualified stock options granted under the 2005 Stock Option Plan do not qualify as "incentive stock options" and will not qualify for any special tax benefits to the optionee. An optionee generally will not recognize any taxable income at the time he or she is granted a non-qualified option. However, upon its exercise, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price. The income realized by the optionee will be subject to income and other employee withholding taxes.

In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of a non-qualified stock option or a sale or disposition of the shares acquired upon the exercise of a non-qualified stock option. However, upon the exercise of a non-qualified stock option, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Number of securities
remaining available for future
	Number of securities to	Weighted-average	issuance under equity
	be issued upon exercise	exercise price of	compensation plans
	of outstanding options,	outstanding options,	[excluding securities reflected
	warrants and rights	warrants and rights	in column(a)]
Plan Category	(a)	(b)	(c)
Equity compensation
plans approved by	1997: 135,000	$23.50	1997: 117,800
security holders	2005: -0-		2005: 1,500,000
Equity compensation
plans not approved by	None	N/A	N/A
security holders
Total	135,000	-	1,617,800

Director and Officer Options

The 1997 Stock Option Plan provides an automatic grant to each non-employee director of an option to purchase 15,000 shares of Common Stock on the date of the Annual Shareholders' Meeting at the then fair market value. At the 2005 Annual Meeting, shareholders approved the 2005 Stock Option, Restricted Stock and Stock Appreciation Rights Plan (the "2005 Plan"). Appendix A to the 2005 Plan contained a typographical error in Section 6.8. It stated that non-employee directors were automatically granted a non-qualified option to acquire 5,000 shares of Common Stock. This section should have provided for an automatic grant of non-qualified option for 15,000 shares of Common Stock. The correction was made in the minutes of the 2005 Annual Meeting and an Amendment to the 2005 Plan correcting this mistake is included in this proxy statement for approval by the shareholders. The 1997 Stock Option Plan was also approved by shareholder vote and is referred to as the "1997 Plan". Both plans permit options to be exercised for cash or by surrender of shares of Common Stock of the Company valued at the then fair market value. Unless otherwise specifically provided in the option agreement, no option shall be transferable other than by will, family gift, or the laws of descent and distribution. All shares which may be issued under either plan and the exercise prices for outstanding options are subject to adjustment in the event that the number of outstanding shares of Common Stock are changed by reason of stock splits, stock dividends, reclassifications or recapitalizations. In addition, upon a merger or consolidation involving the Company, participants are entitled to shares in the surviving corporation.

On October 26, 1999, the Company awarded options on 148,000 shares at the then fair market value of $14.50 per share to key NHC employees from the 1997 Plan. All of the 1999 stock option grants have now been exercised by NHC employees. Of the original 1,000,000 shares available under the 1997 Stock Option Plan, 117,800 are available for future grants. All of the 1,500,000 shares available under the 2005 Stock Option Plan are available for future grants.

Table A and B below set forth information regarding options which are outstanding, granted or exercised under the 1997 Option Plan as of December 31, 2005 for the Company's executive officers. No options have been granted under the 2005 Plan. Table C sets forth information regarding options outstanding and exercised during 2005 for the executive officers, all non-employee directors and all other NHC employees as a group. The Company has not granted any SARs and has never repriced any options.

TABLE A [Omitted, None granted.]
Option/SAR Grants in Last Fiscal Year [12-31-05]

TABLE B
Aggregated Option/SAR Exercises in Last Fiscal Year
and FY-End Option/SAR Values
			Number of Securities	Value of Unexercised
			Underlying Unexercised	in-the-Money Options/
			Options/SARs at Fiscal	SARs at Fiscal
	Shares	Value	Year-End (#)	Year-End
	Acquired on	Realized	Exercisable/	($) Exercisable/
Name	Exercise (#)	($)	Unexercisable	Unexercisable
(a)	(b)	(c)	(d)	(e)
W. Andrew Adams	23,104	600,935	-0-	-0-
Donald K. Daniel	3,104	80,735	-0-	-0-
Kenneth D. DenBesten	13,104	340,835	-0-	-0-
Charlotte A. Swafford	3,104	80,735	-0-	-0-

TABLE C
Options Outstanding and Exercised in Last Fiscal Year [12-31-05]
			Options
	Shares Under	Expiration	Exercised:	Remaining	Exercise
Name of Participant	Option: 2005	Date	2005	Options	Price
W. Andrew Adams	23,104	10/25/2005	23,104	-0-	$14.50
Donald K. Daniel	3,104	10/25/2005	3,104	-0-	$14.50
Kenneth D. DenBesten	13,104	10/25/2005	13,104	-0-	$14.50
Charlotte A. Swafford	3,104	10/25/2005	3,104	-0-	$14.50
All Executive Officers (4	42,416	10/25/2005	42,416	-0-	$14.50
persons)
Four Independent Directors	15,000	5/23/2005	15,000	-0-	$10.13
(4 persons)	13,105	10/25/2005	13,105	-0-	$14.50
	15,000	4/15/2007	15,000	-0-	$14.72
	30,000	4/23/2008	-0-	30,000	$16.35
	60,000	4/19/2009	15,000	45,000	$23.90
	60,000	5/2/2010	-0-	60,000	$26.78
All Other NHC Employees	39,208	10/25/2005	39,208	-0-	$14.50
(8 persons)
Total	274,729		139,729	135,000

Section 16(a) Beneficial Ownership Reporting

Section 16(a) of the Securities and Exchange Act of 1934 as amended requires officers, directors, and persons who own more than 10% of the Company's equity securities to file statements of changes in beneficial ownership (Forms 4 or 5) with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all such forms they file, and to file the forms with the SEC within two days of the transaction. The Company reminds its officers and directors of this requirement monthly.

Based on review of the copies of such forms received by it and monthly statements provided by officers and directors, the Company believes that during 2005 all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were fulfilled and timely filed except for (i) a purchase by W. Andrew Adams on February 9, 2005 of 13,100 shares for $26.03 which was filed on February 15, 2005, and (ii) a purchase by W. Andrew Adams of 36,100 shares on March 21, 2005 which was filed on March 29, 2005. The Company knows of no other late filings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Advisory, Administrative Services and Facilities Agreement (the "Advisory Agreement")

Services of Advisor. On November 1, 2004, NHI entered into an Advisory Agreement with Management Advisory Source, LLC ("Management Source") under which Management Source provided management and advisory services to NHI during the term of the Advisory Agreement. Management Source is wholly owned by Mr. W. Andrew Adams. Under the Advisory Agreement, Management Source is to use its best efforts (a) to present to NHI a continuing and suitable investment program consistent with NHI's investment policies adopted by the Board of Directors from time to time; (b) to manage NHI's day-to-day affairs and operations; and (c) to provide administrative services and facilities appropriate for such management. In performing its obligations under the Advisory Agreement, Management Source is subject to the supervision of and policies established by NHI's Board of Directors.

The Advisory Agreement is for a stated term which expires December 31, 2007. The Agreement is thereafter on a year to year term. During the initial term and all renewals, it is terminable at any time on 90 days notice. NHI can terminate the Advisory Agreement for cause at any time. For its services under the Advisory Agreement, the Investment Advisor is entitled to annual compensation in a base amount of $2,000,000, payable in monthly installments of $166,666, plus an incentive fee based on cash flow performance. The annual compensation expensed under the Advisory Agreement in 2005 was approximately $3,600,000 and in 2004 was approximately $2,300,000.

Until November 1, 2004, NHC served as the Advisor and, other than the directors who are not employees of NHC, NHI did not have any officers or employees who were not also employees of NHC. All of their fees, salaries and employment costs were paid by the Investment Advisor, but a portion of their bonus, if any, could be allocated for their duties to us.

The Advisory Agreement with NHC was substantially similar to the current agreement with Management Source in compensation and responsibilities.

Commencing November 1, 2004, Management Source contracted directly with NHC to assist it in providing certain defined services which Management Source is required to provide to NHI under its Advisory Agreement. NHI is not a party to this subcontract.

Sale of Health Care Facilities. In 2004, the Board approved the sale of nine health care facilities, which were acquired by NHI in foreclosure, located in Kansas and Missouri to SeniorTrust of Florida, Inc. ("SeniorTrust"), a nonprofit corporation, for approximately $33 million, financed by NHI. The properties were sold as of January 1, 2005. Director Robert T. Webb is on the board of directors of SeniorTrust; however, based upon the opinion of outside legal counsel, this transaction is not prohibited by existing law or regulation. Furthermore, no payments were made to NHI by SeniorTrust during 2005.

Pinnacle Financial Partners. NHI has entered into an agreement with Pinnacle Financial Partners ("Pinnacle") for a repurchase transaction, secured by government securities owned by Pinnacle and held by SunTrust Bank. Mr. McCabe is Chairman of Pinnacle; however, based upon the opinion of outside legal counsel, this transaction is not prohibited by existing law or regulation. The Board has determined that Mr. McCabe is independent because the amounts paid by Pinnacle to NHI are immaterial and do not meet the threshold amounts set forth in New York Stock Exchange Rule 303A.02(b)(v).

Comparison of Cumulative Total Return

Since the Company's creation in October 1991, the Company's cumulative total return as compared with the S & P 500 Index and all other publicly traded real estate investment companies (NAREIT Hybrid) is as shown in the graph on the last page of this proxy statement.

PROPOSAL I
ELECTION OF DIRECTORS

Pursuant to our Articles of Incorporation, the directors have been divided into three groups. Each group is elected for a three-year term and only one group is up for election each year. One director has been nominated for reelection at the May 2, 2006 Meeting for a term of three years or until his successor is duly elected and qualified.

The Board's Nominating & Corporate Governance Committee has nominated Mr. Robert T. Webb, a current director of the Company, for reelection. Unless authority to vote for the election of Mr. Webb has been specifically withheld, your proxy holder intends to vote for the election of Mr. Webb to hold office as a director for a term of three years or until his successor has been duly elected and qualified.

If the nominee becomes unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person as may be determined by the proxy holder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL I.

PROPOSAL II
PROPOSAL FOR APPROVAL OF AMENDMENT NO. 1 TO
2005 STOCK PLAN

At last year's shareholders' meeting, the shareholders approved the National Health Investors, Inc. 2005 Stock Option, Restricted Stock & Stock Appreciation Rights Plan (the "2005 Stock Plan"). The description of the 2005 Stock Plan in last year's proxy statement was correct, however, the actual plan document that was attached as Appendix A contained an error. Section 6.8 of the 2005 Stock Plan stated that directors are automatically granted non-qualified options to acquire 5,000 shares; however, it should have stated they are automatically granted options to acquire 15,000 shares. The Company realized the error prior to the shareholders' meeting and announced it at the meeting prior to the vote. In addition, as noted above, the summary description in the proxy statement was correct. The shareholders, voting by proxy, voted to change the "scrivener's error" at that meeting. However, in an effort to ensure that the shareholders appropriately approve the 2005 Stock Plan, the Company has adopted an amendment to correct this error and is seeking shareholder approval of the amendment. The only change provided in the amendment is in Section 6.8 to change the automatic grant to directors from 5,000 to 15,000. The Board has unanimously adopted resolutions approving and recommending to the shareholders for their approval Amendment No. 1 to the 2005 Stock Plan. A copy of Amendment No. 1 to the 2005 Stock Plan is attached hereto as Appendix A.

Vote Required and Board Recommendation

The affirmative vote of holders of a majority of the shares of Common Stock cast in person or by proxy at the meeting is required for approval of Amendment No. 1 to the 2005 Stock Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
PROPOSAL II

PROPOSAL III
RATIFICATION OF APPOINTMENT OF AND
RELATIONSHIP WITH INDEPENDENT AUDITORS

The Audit Committee has retained BDO Seidman, LLP ("BDO") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2006. Although a shareholder vote is not required, the Board submits this firm for approval by the shareholders. BDO audited the Company's financial statements for the year ended December 31, 2004 and the year ended December 31, 2005, and also provided the required Section 404 attestation.

If the shareholders do not ratify the selection of BDO, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, although the Audit Committee would not be required to select a different independent registered public accounting firm for the Company. The Audit Committee retains the power to select another firm as the independent registered public accounting firm for the Company to replace the firm whose selection was ratified by the Company's shareholders in the event the Audit Committee determines that the best interest of the Company warrants a change of its independent registered public accounting firm.

Representatives of BDO will be present at the Annual Meeting and will be given the opportunity to address the shareholders and respond to questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL III.

SHAREHOLDER COMMUNICATIONS

The Board of Directors has adopted the "NHI Valuesline" program in order to enable employees and shareholders to communicate (on a non-identifiable basis if so desired) with the NHC Compliance Officer, NHI executive officers, independent directors, and NHI Board. The Valuesline toll free number is 800-526-4064 and is answered by an independent contractor who will transmit the communication to the Compliance Officer and establish a date by which the caller can obtain a response to the communication, if so requested. The Compliance Officer will forward any inquiries to or about executive officers or directors to the Office of the Secretary, who will coordinate any necessary communication and response. All shareholder communications are relayed by that office to the Board of Directors.

SHAREHOLDER PROPOSALS

October 1, 2006 is the date by which proposals of shareholders intended to be presented at the 2007 Annual Meeting of Shareholders must be received by us for inclusion in our proxy statement and form of proxy. Proposals submitted after October 1, 2006 will be considered untimely for the 2007 Annual Meeting of Shareholders pursuant to SEC Rule 14a-5(e). Your submission of any proposal will be reviewed in accordance with the procedures found in SEC Regulation 14a-8, which we will supply upon request.

EXPENSES OF SOLICITATION

The total cost of this solicitation will be borne by the Company. The Company utilizes the services of Automatic Data Processing, Inc. to disseminate its proxy materials. In addition to use of the mail, proxies may be solicited by directors and officers of the Company personally and by telephone, telegraph, or facsimile transmission.

WEBSITE INFORMATION

The NHI website (www.nhinvestors.com) contains information on the Company, including all public filings (10-Qs, 10-Ks, Statements of Beneficial Ownership, 8-Ks and the like). We also maintain the following documents on the website, all of which we hereby incorporate herein by reference as though copied verbatim:

- Corporate Governance Guidelines,

- The Restated Audit Committee Charter,

- The Compensation Committee Charter,

- The Nominating and Corporate Governance Committee Charter,

- Valuesline Information, and

- The NHI Code of Ethics.

The Code of Ethics has been adopted for all employees, officers and directors of the Company. The website will also disclose whether there have been any amendments or waivers to the Code of Ethics. To date there have been none.

Copies of any of these documents will be furnished, free of charge, to any interested investor upon receipt of a written request. All of our press releases for the last two years can be accessed through the site's press release page. The website is updated regularly for any SEC filings and press releases.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the Meeting, but if other matters properly come before the Meeting, it is intended that the persons named in the proxy will vote on such matters in accordance with their best judgment.

s/Richard F. LaRoche, Jr.
Richard F. LaRoche, Jr.
Director
March 21, 2006
Murfreesboro, Tennessee

Appendix A

Amendment No. 1 to
NATIONAL HEALTH INVESTORS, INC.
2005 Stock Option, Restricted Stock and Stock Appreciation Rights Plan

The National Health Investors 2005 Stock Option, Restricted Stock and Stock Appreciation Rights Plan (the "Plan") is hereby amended by deleting the first sentence of Section 6.8 of the Plan in its entirety and replacing such sentence with the following:

Each Director of the Company who is not an employee of the Company ("Non-Employee Director") shall automatically be granted a Non-Qualified Option to acquire fifteen thousand (15,000) shares of Common Stock on the date of the first Annual Meeting of Shareholders held in a calendar year.

NATIONAL HEALTH INVESTORS, INC.

Comparison of Cumulative Total Return

	2000	2001	2002	2003	2004	2005
NHI	100.0	200.7	240.2	405.2	508.4	484.9
S&P 500	100.0	88.1	68.6	88.3	97.9	102.8
NAREIT-Composite	100.0	115.5	121.5	168.3	219.4	237.6

Assumes $100 inv. 12/31/00 in NHI, S&P 500 and NAREIT-Composite.

PROXY
NATIONAL HEALTH INVESTORS, INC.
100 Vine Street, Suite 1202, Murfreesboro, Tennessee 37130
This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints W. Andrew Adams and/or Richard F. LaRoche, Jr. as Proxies, each of them with power of substitution, to represent and vote on behalf of the undersigned all of the shares of National Health Investors, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Center for the Arts, 110 West College Street, Murfreesboro, Tennessee, on Tuesday, May 2, 2006, at 4:30 p.m. Central Daylight Time and at any continuances thereof, hereby revoking all proxies heretofore given with respect to such stock, upon the following proposals more fully described in the notice of and proxy statement for the meeting (receipt whereof is hereby acknowledged).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS I, II & III.

I. ELECTION OF DIRECTOR	For nominees listed below: 01) Robert T. Webb	___ For All
___ Withhold For All
___ For All Except

To withhold authority to vote for any individual
nominee, mark "For All Except" and write the
nominee's name on the line below.
________________________________________

II. PROPOSAL TO RATIFY AMENDMENT NO. 1 TO THE 2005 STOCK OPTION, RESTRICTED STOCK AND STOCK APPRECIATION RIGHTS PLAN
____ FOR	____ AGAINST	____ ABSTAIN

III. PROPOSAL TO RATIFY THE AUDIT COMMITTEE'S SELECTION OF BDO SEIDMAN, LLP
AS INDEPENDENT AUDITOR
____ FOR	____ AGAINST	____ ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.
*******

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS I, II & III.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full name as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Dated: __________________________
_________________________________________
Signature
_________________________________________
Signature, if held jointly
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE.